595 Market Street

26th Floor

San Francisco, California 94105-2839

T 415.541.0500

F 415.541.0506

May 17, 2013

Redwood Trust, Inc.

One Belvedere Place Suite 300

Mill Valley, CA 94941

Re: Redwood Trust, Inc./Direct Stock Purchase

and Dividend and Reinvestment Plan

Ladies and Gentlemen:

We have acted as special tax counsel to Redwood Trust, Inc. (the “Company”) in connection with the preparation of the tax summaries for (i) the Prospectus dated May 7, 2013 (the “Prospectus”), which forms a part of the Registration Statement on Form S-3 filed by the Company and the co-registrant named therein (the “Registration Statement”) filed with the United States Securities and Exchange Commission on May 7, 2013 (the “SEC”) and (ii) the Prospectus Supplement, dated May 17, 2013 (the “Prospectus Supplement”), related to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) and which, together with the Prospectus, will be used to offer the Company’s commons stock under the Plan. In connection with the filing of the Prospectus Supplement, you have requested that we confirm our opinion regarding the accuracy of certain descriptions of material U.S. federal income tax consequences contained therein.

Scope of Review

Our opinions are based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury regulations issued thereunder, administrative rulings, judicial decisions and other applicable authorities, all as in effect and available on the date hereof. We note that the statutory provisions, regulations, and interpretations on which our opinions are based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinions.

Redwood Trust, Inc.

May 17, 2013

In formulating our opinions, we have reviewed:

(i) the Registration Statement, the Prospectus and the Prospectus Supplement;

(ii) the Company’s articles of incorporation and other organizational documents of the Company and its subsidiaries that compromise the real estate investment trust (“REIT”), as amended and supplemented to the date hereof;

(iii) a certificate from an officer of the Company dated the date of the Prospectus and upon which we have relied, confirming various factual matters relevant to establishing the status and operation of the Company as a REIT under the Code and the Company’s intentions regarding future methods of operation (the “Officer’s Certificate”);

(iv) the opinion of Venable, LLP, dated on or about the date hereof, with respect to certain matters regarding Maryland corporate law; and

(v) such resolutions, certificate, records, and other documents provided by the Company and/or its subsidiaries as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Assumptions

In rendering our opinions, we have made the following assumptions:

(a) there has been no change in the Company’s status as a real estate investment trust under Section 856 of the Code since December 31, 2012;

(b) each of the Company and its subsidiaries has been and will continue to be organized, capitalized and operated in the manner described to us, and as summarized in the Officer’s Certificate;

(c) there are and will be no changes in the applicable laws of the State of Maryland regarding authorization for charter restrictions on ownership of the Company’s shares and permitting enforcement of provisions intended to cure or prevent violation of such limitations;

(d) the Prospectus and other documents incorporated by reference into the Registration Statement accurately describes the factual information provided regarding the Company and its Common Stock and the Prospectus Supplement accurately describes the Plan and its operation; and

Redwood Trust, Inc.

May 17, 2013

(e) we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

With respect to these assumptions, it should be noted that (x) the representations set forth in the Officer’s Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company and its subsidiaries that may not be achievable if there are future changes in the circumstances of either and (y) statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change after the date hereof of any of the foregoing bases for our opinions could adversely affect our conclusions.

Opinions

Subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, although the discussions set forth under the heading “36. What about Taxes?” and the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement do not purport to discuss all possible U.S. federal income tax consequences of an investor’s participation in the Plan, such discussions taken together with that in the Prospectus under the same heading, constitute an accurate summary of the U.S. federal income tax considerations that are likely to be material to an investor in the Company’s common stock acquired under the Plan as of the date hereof.

Limitations

Other than as specifically stated above, we express no opinion on any issue relating to the Company or its subsidiaries, or any investment in any other series or class of securities issued by them, or under any law other than U.S. federal income tax laws.

We impose no limit on your disclosure of this opinion or the tax treatment of the Company or its Common Stock. However, we are furnishing this opinion to you solely in connection with the filing of the Prospectus Supplement and it cannot be relied upon by any person or for any other purpose without our express written permission.

Redwood Trust, Inc.

May 17, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Chapman & Cutler LLP